Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ1 2021 Earnings Call Transcripts
Friday, May 07, 2021 12:30 PM GMT
S&P Global Market Intelligence Estimates

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021

Call Participants

EXECUTIVES

James Joseph Butler
Executive VP & President of LiveArea, Inc.

Michael C. Willoughby
President & CEO and Director

R. Zach Thomann
Executive VP & President of Priority Fulfillment Services, Inc.

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
 B. Riley Securities, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Cody Slach
Gateway Group, Inc.

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021

Presentation
Operator
Good morning, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial results for the first quarter ended March 31, 2021. Joining us today are PFSweb's CEO, Mike Willoughby; and Company's CFO, Tom Madden; the President of PFS, Zach Thomann; the President of LiveArea, Jim Butler and the company's outside Investor Relations adviser, Cody Slach with Gateway Investor Relations. Following their remarks, we'll open the call for your questions.
I would now like to turn the call over to Mr. Slach for some introductory comments.
Cody Slach
Gateway Group, Inc.
Thank you. Before we go further, I'd like to make the following remarks concerning forward-looking statements. All statements in this call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.
The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings, and this presentation can be found in the Investors section of the PFSweb website under safe harbor statement.
I'd like to remind everyone this call will be available for replay through May 21, starting at 11:30 a.m. Eastern this morning. The webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.
Now I'd like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?
Michael C. Willoughby
CEO & Director
Thank you, Cody, and good morning, everyone. Our momentum from 2020 has carried into the first quarter of 2021 as we recorded record sales bookings in LiveArea, a resurgence in PFS bookings and continued strong fulfillment volumes in PFS. This performance allowed us to achieve a 16% increase in year-over-year service fee revenue as our teams executed at high levels across both business units.
In PFS, we achieved the segment's highest level of quarterly sales bookings since Q2 2019 and the second highest level since we began tracking sales bookings separately for our 2 business units in 2018. Buoyed by the increasing fulfillment needs of current and new clients, we have already fully allocated the space in our newest U.S. facilities in Dallas and Las Vegas, prompting us to expand those operations further. In addition, we have continued our momentum outside of our facilities as we expanded our holiday retail connect deployment from its initial 5 store footprint in Q4 to what is planned to be approximately 50 retail connect modules in over 30 stores by the end of Q2 this year.
While we continue to experience margin pressure around facility sanitation and supplies costs as well as increased fulfillment related labor rates for our frontline workers, we remain committed to keeping our team healthy, safe and productive. We believe we have contemplated higher U.S. wage costs in our new PFS client agreements and recent current client renewals. And we are currently targeting Q3 of this year to adjust current client engagements for prevailing wage costs as they are expected to stabilize. Zach will be on later in the call to share more detail about these initiatives, but I'm proud of the consistent operational agility and dedication that the PFS team has demonstrated.
During the quarter, we generated record bookings in LiveArea, reflecting the benefit of both our ongoing investment in our sales and marketing teams and the recovery of our pipeline from the sales booking lows of the pandemic last year during Q2 and Q3. As previously discussed, we did experience some delayed project starts and overall bookings softness around the onset of the pandemic and through the first 6 months of the crisis. But with brands rapidly seeking to

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
revamp their e-commerce presence as online order volumes increased, we have seen a significant demand resurgence since that time. I am proud of the way our LiveArea team under Jim's leadership has responded to a very challenging 12 months, and Jim will be on the call later to provide more color on LiveArea's strong sales rebound and our strong outlook for the remainder of the year.
The progress we have driven across both segments so far this year demonstrates the continued success of our strategy as well as our ability to optimize the resources we have. We greatly look forward to continuing to capitalize on the momentum in our business over the course of the year, and I'm proud of the solid foundation we have built to date.
Now I'd like to pass the call over to Tom to provide greater detail on our financial performance during Q1. Tom?
Thomas J. Madden
Executive VP & CFO
Thanks, Mike, and good morning, everyone. Unless otherwise noted, all quarterly financial comparisons are to the first quarter of 2020. For Q1, our consolidated service fee revenue increased 16% and to $62.8 million. Service fee revenue for PFS increased by 27% to $42.4 million as compared to the prior year, primarily driven by continued strength in PFS fulfillment activity, while LiveArea service fee revenue decreased by $0.5 million to $20.4 million.
LiveArea service fee revenue in the first quarter of 2021 was impacted by softness in new and existing client bookings during the June and September 2020 quarters, primarily as a result of the COVID-19 pandemic causing client delays or cancellations of potential technology-related projects. Significantly improved levels of client project and engagement bookings by LiveArea during the December 2020 and March 2021 quarters are expected to generate increased service fee revenue during the remainder of 2021 as these projects are implemented.
Service fee gross margin in the first quarter of 2021 was 31.1% compared to 36.1%, with the decrease primarily due to the sustained changes in our revenue mix towards a higher percentage of revenues generated from fulfillment services and PFS as well as increased fulfillment-related labor costs in certain U.S. fulfillment centers and sanitation costs during the quarter.
During Q1, we estimate that the labor rate increases in our U.S. DCs impacted our costs by an approximate incremental $1.1 billion. Additionally, gross margin for the PFS segment continued to be impacted by reduced IT-related project, start-up and technology-related activity as compared to the year ago quarter.
Our LiveArea gross margin continued to be within the segment's typical 40% to 50% range, though it was somewhat lower than the comparative quarter of 2020 as a result of incremental costs incurred on certain client projects as well as reduced benefit on monies earned on indirect technology-related product sales.
Adjusted EBITDA in the first quarter of 2021 was $3.1 million compared to $4.0 million in the same period of 2020. By segment, PFS adjusted EBITDA increased by $0.5 million and LiveArea adjusted EBITDA decreased by $1.3 million compared to the prior year. This reduction was in line with our expectations that we forecasted during the March conference call as we continue to face incremental weights and COVID-related costs as well as certain incremental costs to support our growth initiatives in LiveArea, which remain on track for the balance of the year.
Turning to the balance sheet. At March 31, 2021, cash and cash equivalents totaled $10.8 million and total debt, excluding operating leases, was $36.3 million. This resulted in a net debt position of approximately $25.5 million. Overall, we continue to be comfortable with our liquidity position as we progress through 2021, and we are -- we believe we are well capitalized to navigate future changes in our industry coming out of the pandemic.
Our capital expenditures in the first quarter of 2021 were approximately $1.6 million, including capital expenditures funded through debt. And these capital expenditures were primarily driven by the ramping operations at our new fulfillment center and other capacity expansions, and this also falls within our previously stated expectation.
Moving on to our 2021 outlook. We continue to expect strong e-commerce demand to drive expansion in our service fees for both business segments. As such, we are reiterating our 2021 outlook. However, to help frame our comparisons to 2020, we estimate that last year's COVID shock to our e-commerce business added roughly $10 million to $12 million in incremental service fee revenue for our PFS operations to our 2020 revenue, which was higher than what would have been expected due to the retail footprint closures in calendar year 2020.

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
Given the continued rollout of the vaccine, which will gradually bring more volume back to brick-and-mortar retail, consumers have expanded optionality in today's retail landscape relative to where we were sitting at this time last year. With this backdrop in mind, the outlook we are reiterating today calls for 2021 LiveArea service fee revenue growth of between 10% to 15% compared to 2020. For the PFS segment, we expect to generate 5% to 10% service fee revenue growth compared to 2020. We also continue to expect consolidated adjusted EBITDA margin expansion in 2021 compared to 2020, inclusive of our investments to support additional capacity in sales, in PFS and as well as both sales and delivery resources in LiveArea.
Specifically, in relation to the current June 2021 quarter, we do expect service fee revenue for LiveArea to increase in the 10% to 15% level during the quarter as compared to the prior year, and we expect PFS to generate modest service fee revenue increases against a challenging Q2 of 2020 comparable quarter. We do expect these targeted revenue improvements to generate a moderate increase in adjusted EBITDA as compared to our March 2021 quarter.
This concludes my prepared remarks. I'll turn the call over to Jim to walk through operational highlights in LiveArea. Jim?
James Joseph Butler
Executive VP & President of LiveArea
Thanks, Tom, and good morning, everyone. Building on a very solid sales result in Q4 of last year, we're proud to have achieved an all-time record sales booking quarter in LiveArea during Q1 of $30.8 million, and we're pleased that the steady business development progress we drilled throughout last year is now converting steadily to backlog and recognize revenue as we work to drive double-digit growth for LiveArea again in 2021.
The statistics behind our record sales performance in Q1 include a combined set of projects, and engagements annual contract value, or ACV, totaling an estimated $30.8 million compared to $24.5 million in the year ago quarter, which was our previous all-time record. During the quarter, we added 7 new logos that have further fueled our revenue backlog for 2021. To provide further color on the performance this quarter, we booked 52 projects worth a combined estimated $13.5 million in project value during Q1. This compares to 54 projects in the year ago quarter, where they combined for then estimated $13.1 million in project value.
We also enjoyed a very strong engagements booking quarter with 31 engagements for LiveArea worth a combined estimated $17.3 million in ACV. This compares to 19 engagements worth a combined then estimated $11.4 million in ACV in the year ago quarter. We came into 2021 with significant sales momentum and that's a testament to the efforts of our sales and marketing team building our record pipeline and fueling our recovery from the sales impact of the pandemic.
The onset of the pandemic near the end of Q1 last year made visibility very difficult for our clients and client prospects, causing project delays and the drop in bookings during Q2 and Q3 last year, as Mike mentioned earlier. I'm proud of the hard work in 2020 to drive over 10% growth in 2020, and I'm very encouraged by the sales rebound in Q4 of last year and of course, the record sales performance in Q1 2021 as we look to grow our LiveArea business at least 10% to 15% in 2021.
As we look to sustain double-digit growth and take advantage of the increase in commerce services spending coming out of 2020, we continue to build our senior leadership team with the recently announced addition of 2 new commerce industry veterans in Europe: Samantha Mansfield, our Senior Strategy Director in EMEA; and Ben Rainbow, our Alliances Director in EMEA. Samantha brings more than 20 years of experience in planning, designing and managing digital products and services across many iconic global brands. Ben contributes 11 years of commerce, technology and alliances experience most recently with astound commerce, having spearheaded during his career, the formation of foundational technology partnerships with firms such as Adobe, Klarna, Salesforce and Yotpo. We look forward to leveraging their leadership as we deepen LiveArea's presence in EMEA.
We're also adding to top talent here in North America. Just last week, we announced the appointment of Michael Maione as our area of Vice President of Growth; and Anjum Merchant, our new Area Vice President of Program Delivery. As we expand our capabilities look to fuel growth in new markets and enhance our delivery with leading design and technology, Michael and Anjum will bring valuable perspectives to our portfolio of work to further help our clients differentiate and grow.
We also look to support our growth through additional tech-enabled partnerships like our recently announced strategic partnership with Threekit, in which we are adding 3D product visuals and augmented reality for commerce to our

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
customer experience portfolio. Through this service, our clients can create shoppable interactive 3D photorealistic images and augmented reality for the products on their sites without the use of photography. In customization, heavy verticals like apparel and accessories, furniture, technology and more. B2B and B2C buyers will be able to see and interact with the products they desire in real time. This takes the customers' experience to the next level and helps our clients drive ROI within their digital businesses.
As we work to continue driving our growth targets through the rest of 2021, we're very proud of our Q1 record sales booking, growing pipeline of multicloud, transformational opportunities, new services, new leadership and continued momentum in our business.
With that, I'll turn the call back over to Zach. Zach?
R. Zach Thomann
Executive VP & President of Priority Fulfillment Services, Inc.
Thanks, Jim. Our team entered 2021 with strong operational momentum and high client satisfaction ratings following a successful and record peak season, and we've been able to continue that momentum throughout Q1. Fulfillment and contact center volumes continue to significantly outpace year-over-year comparisons, particularly in the fulfillment centers, where our PFS fulfilled over 6.7 million orders on behalf of our global clients, representing a 78% increase compared to the year ago quarter.
In addition to the strong operational performance in the quarter, our sales and sales solutions teams more than recovered our sales momentum within the quarter, signing 7 new engagements worth a combined estimated $12.8 million in ACV compared to 4 new engagements with a combined then estimated $3.7 million in ACV in the year ago quarter. This activity reflects some large new client engagements, and also some significant expanded engagements with current clients as they take advantage of our increased capacity and enhanced geographic fulfillment footprint.
In addition, we booked 2 projects worth a combined estimated $1 million in project value during Q1. These short-term projects include the RetailConnect expansion project previously mentioned, and an interim fulfillment contract for an iconic jewelry brand that we expect to expand into a long-term contract later this year.
With clients making increased use of our fulfillment centers, we have continued to expand capacity in several key locations. This includes our Las Vegas facility, where less than 2 months after opening, we are expanding our 125,000 square foot facility by another 59,000 square feet to accommodate anticipated demand later in the year. As a reminder, our Vegas facility will soon house the fulfillment operations of a large skin care company that will also make use of our fulfillment and transportation management services from our Memphis and Toronto area distribution centers. With this contract set to go live in Q2, we are excited to expand the utilization of our facilities to an even greater extent for the regional fulfillment in the United States and Canada.
As Mike and Tom previously mentioned, we continue to experience in the first half of 2021, margin pressure within certain of our legacy client engagements related to elevated wages and COVID sanitation measures within our facilities. I believe that weathering this short-term margin pressure is key to further strengthening the stickiness of our client relationships, our competitive position in the market and our ability to capture current and future growth opportunities. As we continue to add new client engagements in line with our target margin profile and seek to rework our existing client pricing structures commensurate with stabilized wages in each market as conditions begin subsiding, we expect that the profitability improvements will follow suit.
Wrapping up my comments with an exciting update on our RetailConnect initiatives. We built on the successful 5-store holiday deployment for one of our existing international apparent clients last quarter. We announced an extension of that contract to deploy over 50 RetailConnect modules into more than 30 of the client stores in the U.S. by the end of Q2. To date, we currently have more than 17 modules live at 7 stores, and these modules have collectively fulfilled more than 38,000 orders since the beginning of the year.
RetailConnect currently supports the clients ship from store and BOPUS activity and we anticipate this to expand to support gift wraps and personalization as well as distribution center to store transfers. As a reminder, retail connect and other fulfillment-as-a-service products operate at a higher margin, like our order management platform and the growth of these products would be expected to help offset the margin pressures previously discussed over time. We are already receiving positive feedback about the ease of integrating retail connect and our distributed order management

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
technology and the client's U.S. omnichannel-enabled stores. And we look forward to completing this rollout over the next couple of months.
I am proud that our teams have continued to stay healthy, productive and poised to drive further growth through the remainder of the year. We will continue working to support the evolving fulfillment and omnichannel needs of our current and prospective client partners, and we are confident that our flexible operating model will keep us well supported through these efforts.
I'll now pass the call back to Mike for closing remarks. Mike?
Michael C. Willoughby
CEO & Director
Thank you, Zach. Our progress throughout the first quarter has given us a solid financial and operational foundation for the rest of 2021, as we work to take advantage of the e-commerce tailwinds coming out of the pandemic. As recovery progresses in North America and Europe, we must still contend with ongoing COVID complications. As we adapt to the evolving state of recovery, we are still working to reduce or eliminate the increased COVID cost we have based in our PFS business and ultimately adjust our pricing over time to reflect a new post COVID reality for workplace safety and wages. However, I'll reiterate that the demand trends that we are currently seeing as well as what's in our pipeline are expected to drive profitability benefits as we prepare for a post pandemic future. Within this context, we are working to leverage the benefits of our operational agility and the scale we have created in our organization to expand our bottom line and drive shareholder value, which is our foremost objective.
Regarding our efforts to create shareholder value, we continue to make good progress in our ongoing restructuring of our business to reflect the distinct LiveArea and PFS operations and go-to-market strategies. Over the past 3 years, we have been steadily progressing toward a model, which facilitates an optimized strategy for LiveArea and PFS within the distinct competitive landscape in which each business operates. We've also been working to preserve the unique value PFS and LiveArea provides to clients who engage with PFS plus LiveArea in an end-to-end relationship. We began this work by establishing each brand in the market and refining the go-to-market approach for each business to be consistent with their competitors such that we would be positioned to win against direct competitors for PFS and LiveArea individually. We then moved to also segment our 2 businesses financially to provide enhanced internal financial visibility to our leadership teams and improve transparency to our shareholders.
This year, we are moving towards completion of this effort through an organizational restructuring, which aligns our back-office functions, workforces, systems and legal entities with this segmented approach. Much of this work will be completed in the first half of the year and will position us to further optimize the operations and opportunities of our 2 business units.
Finally, it's important in closing that I recognize that while North America and Europe are moving through various stages of recovery from the pandemic, our friends and colleagues in India are experiencing a very difficult time with a second and far more serious COVID surge. With the strong presence of our global workforce in India or with family and friends in India, we are especially attuned to the difficulties in that country. We continue to do everything we can to keep our colleagues safe through a virtual workplace and we are surrounding them with support and encouragement, but many of our teammates are experiencing suffering within their families and communities from the virus. Please join me in keeping our colleagues and all the citizens of India in your thoughts and prayers.
We still are all living in a COVID complicated world, but we are optimistic about our future, and we greatly look forward to further building upon the strong progress we've driven in both PFS and LiveArea throughout the year ahead.
As always, Tom and I are happy to engage with our investors to share our exciting business updates and answer questions, including making ourselves available by phone and at this point as we open up the call for question and answer. Summer, we're ready for questions.

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
Question and Answer
Operator
[Operator Instructions] And our first question will come from Mark Argento of Lake Street.
Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
Just a couple of questions. First off, on maybe for Jim on LiveArea. In terms of the sales cycles, are you seeing those pick up RFP activity? Anything you can give us a little color on. Are people, now that they kind of have their hands around COVID a little bit more, thinking a little bit more longer term?
James Joseph Butler
Executive VP & President of LiveArea, Inc.
Yes, absolutely. We are definitely seeing an increase in opportunities. The deals that we're seeing are larger in nature than they have been in the past, and that's partially through our investments in marketing and our great sales team to get in front of these deals and the relationships we have with our partners like Salesforce, so we are seeing bigger for multicloud, really transformational projects come our way in more volume than we've ever seen before.
Q4 was a great sort of rebound. From my perspective, capital is really just starting to get opened up, and I think there's a lot of capital to be opened up over the coming months. And that obviously fueled not only Q4 rebounding from, say, 15% or so sales bookings in Q3, up to $22 million in Q4 and then $30.8 million in Q1, so really good momentum. And obviously, that drives -- that was very helpful for us. If you remember about Q3 and Q4 of '19, we had record sales bookings back to back, followed by a record sales booking quarter in Q1 of 2020. All of that backlog really helped fuel our growth in 2020, which many of our competitors were not able to claim. So we're really excited about the momentum that started in Q4 of 2020, the Q1 momentum that we're seeing and how that drives additional backlog into our business heading into the balance of the year of 2021. The visibility we have into our business is better than I've ever seen within the business here and maybe within my career.
Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
Great. That's helpful. And then just a quick one for Zach. I know you had mentioned that -- it was Mike, I think had mentioned in his prepared remarks that you guys have figured out how to try to mitigate some of the labor cost issues with -- on the renewals. And can you just talk through how you're working with your accounts, your clients dealing with this kind of unique situation when it comes to labor?
R. Zach Thomann
Executive VP & President of Priority Fulfillment Services, Inc.
Certainly. There's quite a few things that we're doing. First and foremost, as we look at new opportunities, we're certainly contemplating with the existing labor costs would be in each of the submarkets by which we're operating. So having a very successful Q1 of 2021 with new sales bookings will help with the margin over time.
Then as we look to the legacy contract, certainly, as they naturally come up for a renewal or as we proactively renew those engagements, we're taking that opportunity to renegotiate pricing to ensure that it's in line with the market wages that we're seeing.
And then lastly and kind of the third bucket of activity, our clients' activity where it is not up for renewal, it's legacy, and we're currently leveraging a combination of contractual language around what the cost of living adjustments would be inside of that contract. But moreover, as Mike alluded to in the prepared remarks, we have an action plan associated with any client engagement where we're not in line with expectations to move with those clients as we see the wages stabilize over the next 2 quarters.

Operator
Your next question comes from Ryan MacDonald of Needham.

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
Ryan Michael MacDonald Anderson
Needham & Company, LLC, Research Division

I guess first question is for Mike and Zach on the outlook here for second quarter. It sounded like you -- I think you mentioned that PFS ops SFE revenue should be up year-over-year despite a difficult comp. Would just love to know sort of how you're thinking about that in terms of mix versus, just general heightened GMV levels that are resulting in more fulfillment versus the expanded capacity that you have with the new facilities you've added over the past year?

Michael C. Willoughby
President & CEO and Director
Yes. I'll let Zach let provide some detailed commentary, but it definitely is a combination of sustained volumes from current clients, probably not at the levels that we saw in Q2 of last year with the store closures driving so much of the volume, but the addition of new client engagements on top of that as well as current clients taking advantage of the expanded footprint that we have are all sort of driving the growth in the quarter that helps us to deal with that difficult comp.
Zach, do you have some details you want to provide?
R. Zach Thomann
Executive VP and President of Priority Fulfillment Services, Inc.
I think you hit the nail right on the head, Mike. So if you look back to Q2 of 2020, certainly, there's a large impact related to COVID that produced significant organic growth for us in the quarter, which presents a challenging comparison when you think about it given the normalization of activity around e-commerce in the current year.
That being said, we still see significant organic growth from existing clients. With the sales bookings that we captured in the back half of 2020 in Q3 and Q4, those programs are beginning to go live in Q2 as well with the opening of the facility in Las Vegas and the clients coming online there. So that combined with the organic growth, is driving the top line volumes that you see. It's still certainly being led in the PFS business unit by fulfillment. We're also seeing incremental revenues come from services like contact center and new additions like RetailConnect as well.
Ryan Michael MacDonald
Needham & Company, LLC Research Division
Got you. And yes, that's where I wanted to focus on my follow-up as well is, great to see the success our continued increase in success with RetailConnect and expanding your footprint with that customer. I'm wondering as you're having these new conversations with new engagements and new prospective customers, is RetailConnect being brought into the conversation more as more of a, I guess, a flexible way to expand your -- those engagements?
R. Zach Thomann
Executive VP and President of Priority Fulfillment Services, Inc.
Absolutely, it is. So if you look at RetailConnect and our other products, I think they really point directly at a distributed fulfillment footprint. So as you look at the marquee locations, we've increased our fulfillment notes, but frankly speaking, getting closer to the customer delivering more effectively and leveraging inventory piles inside of stores is paramount to each of the brands that we deal with, and it's a top of mind conversation.
So as we look at strategy meetings with existing clients as well as prospects in our pipeline, that's an active conversation that we're having. And I think over the last 12 months, particularly with the store closures that we saw last year in retail has accelerated the adoption and interest of that product and it's certainly reflective in our top of funnel activities in our case pipeline.
Operator
Your next question comes from George Sutton of Craig-Hallum

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
Craig Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
I'm curious how you are selling differently with the PFS operations, given the multiple locations that you have. In other words, being able to serve customers from a number of different geographic locations, has that changed your go-to-market strategy?
R. Zach Thomann
Executive VP and President of Priority Fulfillment Services, Inc.
I don't think that it's inherently changed our go-to-market strategy. We're still targeting the similar class of clients. But the backdrop of it is there's been a fundamental shift in the buying audience to be closer to the end consumer and really look at ways to rapidly and quickly deploy e-commerce footprint. And really, our strategy of expanding into the Las Vegas as well as Dallas points directly as that, I mentioned in kind of the question before about how our prospects and existing clients are also looking at RetailConnect as an avenue to continue to get closer to the customer and decentralize fulfillment. That's part of the strategy conversation we're having with clients, but it doesn't change our approach in terms of who we're going after and the initial conversation that we're having, which is how do we deliver a premier e-commerce fulfillment experience for our brands.
George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
So coming out of last year's holiday season, which was unprecedented in terms of demand and frankly, stress on the system, I'm curious, from a churn perspective, when we might know or maybe we already know relative to what kind of churn issues might have occurred as a result? I say that in the context of understanding, I think you performed very well.
The other question around churn would be as we go into Q3 and we try to reprice some of these contracts, do you expect legitimate pushback on that?
Mike C. Willoughby
President & CEO and Director
Yes. That's a great question, George. So I think we do know on the PFS side of our business at this point around client stickiness for the year where the client portfolio is very strong. And I think the loyalty factor coming out of the holiday where we really performed at a high level for our clients has engendered a lot of loyalty and appreciation and has helped us as we looked at some of the renewals that we had in the first half of the year. And it's typical with this business that about this time of the year, you pretty much know if you're going to lose a client to a renewal or a competitive situation and of course, we always maintain sort of visibility to our clients' financial strength, and we feel like we're in real good shape there. So I think we feel good about the back half of the year as far as not having unexpected churn. You can always have surprises, but we don't see anything right now on the horizon that would give us cause for concern.
The pushback question is interesting. From our perspective, we think we've got one shot this year to have that conversation with the client, and we want to make sure that we're not going back to them quarter after quarter with that same conversation. So what we're looking for is the stabilization that we referred to earlier, which we believe is starting to happen now. So we're targeting into Q2, first part of Q3. And those conversations with the clients that are in these legacy contracts will be around what do we do to reset around the reality that we're seeing in each submarket. Or if we don't feel like we have that stabilization, then we'll have a conversation about holiday surcharges like we did last year.
But at this point, we believe that we should be able to have that more long-term discussion. So that's currently targeted for Q3. I don't expect there to be easy conversations. I think our business management teams will clearly have some challenge as they have those conversations outside of a renewal period. But there's -- it's not unprecedented for us to do this. And you've been pointing back to last Q3 where we had holiday surcharge conversations. It won't be a surprise to our clients that we have a new reality as far as wages are concerned. It's evident to everybody. It's evident to our clients when they operate their own hourly workforces. So it's a macro situation that it shouldn't be a surprise.
George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
One last thing, if I could. Could you just walk through what the economics of RetailConnect look like? Obviously, when it was just a few situations, we didn't really worry much about that. But with 50 now, it starts to become more meaningful.
Mike C. Willoughby
President & CEO and Director
Yes. And as we look at the back half of the year, I think there might be an opportunity for us to provide some actual data around the economics from this one client deployment. But it is a variable model where you've got a minimum charge per module that's deployed in a store, which is intended to sort of cover base operational costs. But it's expected that pretty much in each store, the variable charge would exceed the minimum. So what you have is a SaaS-looking model where we're charging by the order that gets processed through the system. So the more volume that flows through the system, the more revenues that we generate and frankly, the higher the margin is on those volumes.
So the best thing I can say is it really compares to a SaaS-type model. And so our revenues are dependent on our clients' flowing volume through. In this particular case, our client has ambitions to do a large percentage of orders from their store footprint, because of the reasons Zach mentioned earlier, minimizing transportation costs, improving customer service and making use of those store inventories.
So with the impressive volumes done in the first couple of months of deployment, we're optimistic that we'll see some material enough revenues that it's worth giving you some color on the back half of the year.
Operator
[Operator Instructions] Your next question comes from Kara Anderson of B. Riley Securities.
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
I just have a couple of follow-ups on things that were already asked. I guess on PFS, how much is up for renewal in any 1 year? And then how much of the business are you targeting to be kind of reset or adjusted ahead of 4Q?
R. Zach Thomann
Executive VP & President of Priority Fulfillment Services, Inc.
So in a given year, we typically have a handful of contracts that are going up for renewal. Contract terms are typically 3 to 5 years in duration. That being said, over the first quarter this year as well as in the back half of last year, we actually renewed all of our larger client engagements. So they're all in fresh 3- to 5-year revenue cycles. So I don't anticipate a significant amount of resigning activity or renewal work in the back half of the year based on the efforts that we've had over the last 6 to 8 months.
And that being said, from an adjustment perspective on the rest of the clients out there, we probably have around 1/3 of our portfolio that I consider to be legacy client contracts that aren't up for renewal, not all of those certainly require any pricing adjustments based on when they're signed and when they're brought into the portfolio.
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
Got it. And then can you provide a little color around the new business that you're booking at PFS that you're winning today? Is this a function of some pent-up demand? Or do you expect that to kind of pick up to [indiscernible]?
R. Zach Thomann
Executive VP & President of Priority Fulfillment Services, Inc.
I'm sorry, I misunderstood your question. Could you repeat it?
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
Sure. The new business that you're booking at PFS, like is that a function of pent-up demand over the course of 2020? Or do you think that this is a new elevated level that you would expect to see going forward?

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
R. Zach Thomann
Executive VP & President of Priority Fulfillment Services, Inc.
I think it's actually both. So if you look at the trends that we saw inside of calendar year 2020, typically, you see a significant bump in terms of the natural cycle for PFS and sales around Q2 of 2020. We certainly saw in the back half of 2020, a resurgence in top of funnel activity representative of what I would consider to be pent-up demand. In addition to that, though, across the entire entity of PFS web, I believe that a lot of customers and prospects are reevaluating what direct-to-consumer channel looks like for them and placing big investments into that and certainly looking to grow that channel as such, that's creating more opportunity in larger contracts across both segments of the business.
Operator
[Operator Instructions] Your next question comes from Matt [indiscernible] investments.
Unknown Analyst
It's the one for Mike and Tom. But I missed some of your prepared comments at the very end of your speech regarding some organizational changes. Can you help me just further understand the moves that you're making there to help investors or improve transparency? And just what's the kind of the overarching goal there?
Michael C. Willoughby
CEO & Director
Sure. It's actually a part of the strategy we've had over the past couple of years to really align our 2 businesses, both with regard to the go-to-market. The reality is that with LiveArea, it's a professional services business, e-commerce consultancy that competes with a number of other professional services businesses. And we need to have LiveArea going to market in a way that positions us to win, and we're going head-to-head with these competitors. And the same thing is true for PFS in their particular competitive market.
So the first step that we took, going back 2.5, 3 years ago, was to align the go-to-market strategy and the branding and the way that we're selling in the competitive landscape. And then we followed up with the financial segmentation, so that the investors could see in more detail how each of the 2 business units was performing. This effort to complete that process is really more about back office, legal entities and just the operation such that these 2 businesses are largely operating dependently with regard to internal mechanisms and the way that we segment our workforce and systems, etcetera.
The reason for that is that we want to optimize each business. And as we've seen over the past year, you can have opportunities coming into the business that are unique to each business model with obviously PFS showing the rapid increase in fulfillment volumes, and LiveArea, at the same time, seeing a shift in which platforms are preferred and these transformational-type projects that we're working on. We need to be able to respond to those opportunities as surgically as we possibly can.
The other reality is that each of these businesses has pretty different financial dynamics, and we need to be able to provide to our investors as clear as possible a view on how that they're performing, so that you can understand sort of the total value as you look at the 2 businesses combined and what that -- how that should be represented in our value as a public company.
And the last thing I'll say is that we always want to preserve the options that we have for generating shareholder value, and we think that this process we've been going through positions us to have the right options on the table with regard to shareholder value creation.
Unknown Analyst
Okay. Are we talking -- a lot of those costs are captured in unallocated corporate, and that's going to be allocated to the divisions? Or is it already captured within the divisional costs and it's just not a -- it's just more going to be more accurately divied up?
Michael C. Willoughby
President & CEO and Director
Yes. Go ahead, Tom.

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
Thomas J. Madden
Executive VP & CFO
We've been working over the last couple of years of trying to allocate more and more of the cost of the business that are directly tied towards the individual segments to those particular business units. And so we will continue as we go through this reorganization process to continue to refine that allocation methodology and look to drive an increased amount of those corporate shared services cost to the individual business units.
Unknown Analyst
Okay, Got it. And then did you just- - did you mention a time from where you hope to have this wrapped up?
Michael C. Willoughby
CEO & Director
Yes. The organizational aspect of the restructuring is primarily wrapping up in the first half of this year. The additional financial segmentation, I think we're probably targeting -- looking at what we do for the next fiscal year. As far as making changes, we wouldn't make a change in the middle of a fiscal year. So that additional financial visibility would probably come in next year.
Operator
At this time, this concludes our question-and-answer session. I would now like to turn the call over back to Mr. Willoughby for closing remarks.
Michael C. Willoughby
CEO & Director
Thanks, Summer. Appreciate that. Unmute. I'd like to thank everyone that attended the call this morning, and we look forward to speaking with our investors and analysts when we report our second quarter results in August. In the meantime, as I said, Tom and I continue to be available by phone and always can involve Zach and Jim as well. Thank you, have a great day.

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PFSWEB, INC. FQ1 2021 EARNINGS CALL | MAY 07, 2021
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